EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Apollo Solar Energy, Inc.

A signed original of this written statement required by Section 906 has been provided to Apollo Solar Energy, Inc. and will be retained by Apollo Solar Energy, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

May 21, 2012	/s/ Jingong Pan
Jingong Pan (Chief Executive Officer)

May 21, 2012	/s/ Wilson Liu
Wilson Liu (Chief Financial Officer)